Exhibit 10.2

QUEST DIAGNOSTICS INCORPORATED
SENIOR MANAGEMENT INCENTIVE PLAN
(As amended and restated February 18, 2019)

SECTION 1. PURPOSES

The purpose of the Quest Diagnostics Incorporated Senior Management Incentive Plan (the “Plan”) is to attract, retain and motivate selected employees of Quest Diagnostics Incorporated (the “Company”) and its subsidiaries and affiliates who are executive officers or officers of the Company in order to promote the Company's long-term growth and profitability.

SECTION 2. ADMINISTRATION

(a)    The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”), whose members shall serve at the pleasure of the Board. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board. Notwithstanding anything to the contrary contained herein, the Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate; provided, however, that in the case of employees who are executive officers, the Committee may not delegate any of its authority or administrative responsibility hereunder to any individual or individuals who are not members of the Committee. Further, notwithstanding anything to the contrary contained herein, from time to time, the Board may assume, at its sole discretion, full or partial responsibility for administration of the Plan.

(b)    The Committee shall have complete control over the administration of the Plan, and shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under the Plan; (ii) construe, interpret and implement the Plan; (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations governing its own operations; (iv) make all determinations necessary or advisable in administering the Plan (including, without limitation, calculating the size of the Bonus payable to each Participant (as defined in Section 4)); and (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan.

(c)    The determination of the Committee on all matters relating to the Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.

(d)    No member of the Board or the Committee or any employee of the Company or any of its subsidiaries or affiliates (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Bonus. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company's Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

Exhibit 10.2

SECTION 3. PERFORMANCE PERIOD

The Plan shall operate for successive periods (each a “Performance Period”). The first Performance Period commenced on January 1, 2003 and terminated on December 31, 2003. Thereafter, each Performance Period shall be one full fiscal year and/or portions of fiscal years of the Company, as determined by the Committee.

SECTION 4. PARTICIPATION

The Committee shall designate those individuals who shall participate in the Plan for each Performance Period (the “Participants”). Except as provided below, the Committee shall have the authority at any time during the Performance Period to remove Participants from the Plan for that Performance Period and to add Participants to the Plan for a particular Performance Period.

SECTION 5. BONUS AMOUNTS

(a)    Each Participant shall be paid a bonus based upon the achievement of one or more performance measures selected by the Committee. The performance measures may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index. In addition, performance goals that may be used by the Committee may include, without limitation, one or more of the following: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, cost/expense management, shareholder return and/or value, stock price, return on invested capital, cash flow, customer attrition, productivity, workforce diversity, employee satisfaction, individual executive performance, customer service and quality metrics. Performance goals may be adjusted after their establishment in such manner as the Committee considers necessary or appropriate.

(b)    Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce or increase up to an amount equal to 1% of the Company’s Earnings (as defined in Section 5(c)), the bonus amount for any Participant for a particular Performance Period at any time prior to the payment of bonuses to Participants pursuant to Section 6 (a Participant's bonus amount for each Performance Period, as so reduced or increased, the “Bonus”).

(c)    If a Participant's employment with the Company terminates for any reason before the end of a Performance Period, the Committee shall have the discretion to determine whether (i) such Participant shall be entitled to any Bonus at all, (ii) such Participant's Bonus shall be reduced on a pro-rata basis to reflect the portion of such Performance Period the Participant was employed by the Company or (iii) to make such other arrangements as the Committee deems appropriate in connection with the termination of such Participant's employment.

(d)    For purposes of this Section 5, “Earnings” means the Company's income before taxes and extraordinary gains and losses as reported in its audited consolidated financial statements for the relevant fiscal year, adjusted to eliminate, with respect to such fiscal year, the following items included in such audited statements: (i) losses related to the impairment of goodwill and other intangible assets; (ii) restructuring and other unusual non-recurring items separately reported; (iii) gains or losses that are the direct result of a major casualty or natural disaster; (iv) losses resulting from any newly-enacted law, regulation or judicial order; and (v) the cumulative effect of accounting changes.

SECTION 6. PAYMENT OF BONUS AMOUNT; VOLUNTARY DEFERRAL

Each Participant's Bonus shall be payable by such Participant's Participating Employer (as defined in Section 7(l)), or in the case of a Participant employed by more than one Participating Employer, by each such employer as determined by the Committee. The Bonus shall be payable in the discretion of the Committee in cash and/or an equity-based award of equivalent value. No Participant shall have any rights to payment of any amounts under this Plan unless and until the Committee determines the amount of such Participant's Bonus, that such Bonus shall be paid and the method and timing of its payment. To the extent that equity-based awards are

Exhibit 10.2

granted in lieu of cash they will be granted under another plan maintained by the Company. The cash value of such awards shall be determined by the Committee provided that in determining the number of Company restricted or deferred stock units payable in cash or shares of the Company's common stock, restricted shares of the Company's common stock or unrestricted shares of the Company's common stock that is equivalent to a dollar amount, that dollar amount shall be divided by the average of the high and low sales prices of the Company's common stock on the date of grant by the Committee (with fractional shares being rounded to the nearest whole share). The cash portion of the Bonus shall be paid at such time as bonuses are generally paid by the Participating Employer(s) for the relevant fiscal year. Subject to approval by the Committee and to any requirements imposed by the Committee in connection with such approval, each Participant may be entitled to defer receipt, under the terms and conditions of any applicable deferred compensation plan of the Company, of part or all of any payments otherwise due under this Plan. Any equity-based award shall be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of the plan under which such equity-based award is granted may determine.

SECTION 7. GENERAL PROVISIONS

(a)    Amendment, Termination, etc. The Board or the Committee may at any time and from time to time modify, alter, amend, suspend, discontinue or terminate the Plan, including in any manner that adversely affects the rights of Participants.

(b)    Nonassignability. No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 7(b) shall be void. In the event of a Participant's death, any amounts payable under the Plan shall be paid in accordance with the Plan to a Participant's estate. A Participant's estate shall have no rights under the Plan to receive such amounts, if any, as may be payable under this Section 7(b), and all of the terms of this Plan shall be binding upon any such Participant's estate.

(c)    Plan Creates No Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company for the Performance Period or thereafter or affect any right which the Company may have to terminate such employment.

(d)    Dispute Resolution. Any dispute, controversy or claim between the Company and any Participant arising out of or relating to or concerning the provisions of the Plan shall be heard only in a United States federal court or a New Jersey state court having subject matter jurisdiction located in New Jersey.

(e)    Governing Law. All rights and obligations under the Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflict of laws.

(f)    Tax Withholding. In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation relating to the Plan (including, without limitation, FICA tax), (i) the Company and any Participating Employer may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to the Plan or (ii) the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

(g)    Section 409A. If any provision of the Plan or any Bonus contravenes Section 409A of the Internal Revenue Code (“Section 409A”)) or could cause a Participant to recognize income for United States federal tax purposes in respect of a Bonus prior to payment of the Bonus or to be subject to any tax or interest under Section 409A, such provision of the Plan or any Bonus may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any tax or interest under Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a Bonus that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A or cause a Participant to recognize income for United States federal tax purposes in respect of a Bonus prior to payment of the Bonus or to be subject to any tax or interest under Section 409A.

Exhibit 10.2

(h)    Right of Offset. The Company and any Participating Employer shall have the right to offset against the obligation to pay a Bonus to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to it pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to it.

(i)    Recoupment. All Bonuses granted under the Plan, shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time.

(j)    Severability; Entire Agreement. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. This Plan shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Plan and any prior agreement, in which case this Plan shall prevail.

(k)    No Third Party Beneficiaries. The Plan shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.

(l)    Participating Employers. Each subsidiary or affiliate of the Company that employs a Participant shall adopt this Plan (each, a “Participating Employer”). The obligation to pay the Bonus to each Participant shall be the sole liability of the Participating Employer(s) by which the Participant is employed, and neither the Company nor any other Participating Employer shall have any liability with respect to such amounts.

(m)    Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company, each Participating Employer and their successors and assigns and each permitted successor or assign of each Participant as provided in Section 7(b).

(n)    Plan Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

(o)    Construction. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate. Nothing in this Plan shall preclude or limit the ability of the Company, its subsidiaries and affiliates to pay any compensation to a Participant under any other plan or compensatory arrangement whether or not in effect on the date this Plan was adopted.

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